UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2008

HARTMARX CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE	1-8501	36-3217140
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 North Wacker Drive
Chicago, Illinois 60606
(Address of principal executive offices) (Zip Code)

(312) 372-6300
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 21, 2008, Hartmarx Corporation (the "Company") issued a press release announcing that NYSE Regulation, Inc. ("NYSER") provided the Company an official written notice, dated November 20, 2008, stating that the Company is not in compliance with the continued listing standard requiring a listed common stock to maintain an average 30-consecutive trading-day market capitalization of not less than $25 million.  The Company's average market capitalization over the 30-consecutive trading-day period ending November 19, 2008, was $19.7 million.

As a result of no longer meeting the minimum market capitalization requirement, the New York Stock Exchange LLC ("NYSE") will suspend trading of the Company's common stock effective with the NYSE's opening on Wednesday, November 26, 2008.  The NYSE has also initiated the process of delisting the Company's common stock subject to the completion of applicable procedures, including the Company's right to request a review by a committee of the Board of Directors of the NYSER.  The Company does not intend to request such a review.  NYSE rules do not provide a cure period for non-compliance with the minimum market capitalization continued listing standard.

The Company expects that its common stock will continue to be listed on the Chicago Stock Exchange and will be traded through normal brokerage channels.  The Company's stock ticker symbol - HMX - will remain unchanged.  The delisting from the NYSE does not constitute a default under the Company's lending arrangements and will not change the Company's obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated November 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

/s/ Taras R. Proczko
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Taras R. Proczko
Senior Vice President

Dated:   November 21, 2008

EXHIBIT LIST

Exhibit Number	Description
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99.1	Press Release dated November 21, 2008